                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             Mid-State Raceway Inc
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   595492109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 595492109                   13G                 PAGE   2  OF  4  PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          ABN AMRO Incorporated
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

          U.S.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       N/A
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   N/A
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        N/A
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    N/A
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          18,199
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          7.28%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

          BD
--------------------------------------------------------------------------------

                                   13G FILING                  PAGE 3 OF 4 PAGES


ITEM 1.   A)   Name of Issuer:

               Mid-State Raceway Inc

          B)   Address of Issuer's Principal Executive Offices:

               PO Box
               Vernon, NY 13476

ITEM 2.   A)   Name of Person Filing:

               ABN AMRO Incorporated

          B)   Address of Principal Business Office:

               208 S. LaSalle Street,
               Chicago, Illinois 60604

          C)   Citizenship:

               USA (A New York Corporation)

          D)   Title of Class of Securities:

               Common Stock

          E)   CUSIP Number:

               595492109

ITEM 3.   The person filing is a:

          Broker/Dealer (BD)

ITEM 4.   A)   Amount Beneficially Owned:

               18,199

          B)   Percent of Class:

               7.28%

          C) Number of shares as to which such person has voting power and or power to dispose or to direct the disposition of:

               N/A

                                   13G FILING                  PAGE 4 OF 4 PAGES


ITEM 5.   Ownership of Five Percent of Less:

          N/A

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person:

          N/A

ITEM 7. Identification and Classification of the Subsidiary which acquired the security being reported on by the Parent Holding Company:

          N/A

ITEM 8.   Identification and Classification of members of the Group:

          N/A

ITEM 9.   Notice of Dissolution of Group:

          N/A

ITEM 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          1/24/00
          ----------------------------------
          (Date)

          /s/ JOHN KRAMER
          ----------------------------------
          (Signature)

          John Kramer / General Counsel
          ----------------------------------
          (Name/Title)